EXHIBIT A

Pursuant to Rule 13d-1(k) or Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in capacities set forth below.

February 14, 2013
Date

/s/ Kim M. Silva
Signature

Kim M. Silva
Attorney-in-fact for:

SPO Partners II, L.P. (1)
SPO Advisory Partners, L.P. (1)
San Francisco Partners, L.P. (1)
SF Advisory Partners, L.P. (1)
SPO Advisory Corp. (1)
John H. Scully (1)
Edward H. McDermott (1)
The John H. Scully Living Trust, dated 10/1/03 (1)
Phoebe Snow Foundation, Inc. (1)
Netcong Newton Partners, L.P. (1)
Eli J. Weinberg (1)
Kurt C. Mobley (1)

(1)	A Power of Attorney authorizing Kim M. Silva to act on behalf of this person or entity has been previously filed with the Securities and Exchange Commission.